                         ANNEX A--THE PREPACKAGED PLAN

                  [Important: A Bankruptcy Case Has Not Been
        Commenced as of the Date of the Distribution of this Document]

                     IN THE UNITED STATES BANKRUPTCY COURT

In re:


                                               Chapter 11
ZENITH ELECTRONICS CORPORATION,

                         Debtor.               Case No. 99-      (     )
----------------------------------

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                      PREPACKAGED PLAN OF REORGANIZATION
                       OF ZENITH ELECTRONICS CORPORATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

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                                          James H.M. Sprayregen
                                          Matthew N. Kleiman
                                          Anup Sathy
                                          KIRKLAND & ELLIS
                                          200 E. Randolph Drive
                                          Chicago, Illinois 60601
                                          (312) 861-2000

                                          Counsel to
                                          ZENITH ELECTRONICS CORPORATION,
                                          debtor and debtor-in-possession

Dated: [           ]

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                               TABLE OF CONTENTS

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 ARTICLE I.
    DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
     GOVERNING LAW.......................................................   4
    A. Rules of Interpretation, Computation of Time and Governing Law...    4
    B. Defined Terms....................................................    4
 ARTICLE II.
    ADMINISTRATIVE AND PRIORITY TAX CLAIMS...............................   9
    A. Administrative Claims............................................    9
    B. Priority Tax Claims..............................................    9
 ARTICLE III.
    CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY
     INTERESTS...........................................................   9
    A. Summary..........................................................    9
    B. Classification and Treatment.....................................   12
    C. Special Provision Governing Unimpaired Claims....................   14
 ARTICLE IV.
    ACCEPTANCE OR REJECTION OF THE PLAN..................................  15
    A. Voting Classes...................................................   15
    B. Acceptance by Impaired Classes...................................   15
    C. Presumed Acceptance of Plan......................................   15
    D. Presumed Rejection of Plan.......................................   15
    E. Non-Consensual Confirmation......................................   15
 ARTICLE V.
    MEANS FOR IMPLEMENTATION OF THE PLAN.................................  15
       Continued Corporate Existence and Vesting of Assets in the
    A. Reorganized Debtor...............................................   15
       Cancellation of Notes, Instruments, Debentures, Common Stock and
    B. Stock Options....................................................   16
    C. Issuance of New Securities; Execution of Related Documents.......   16
       Corporate Governance, Directors and Officers, and Corporate
    D. Action...........................................................   16
    E. LGE New Credit Support...........................................   17
    F. Sources of Cash for Plan Distribution............................   17
 ARTICLE VI.
    TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES................  17
    A. Assumption of Executory Contracts and Unexpired Leases...........   17
       Claims Based on Rejection of Executory Contracts or Unexpired
    B. Leases...........................................................   17
       Cure of Defaults for Executory Contracts and Unexpired Leases
    C. Assumed..........................................................   18
    D. Indemnification of Directors, Officers and Employees.............   18
    E. Compensation and Benefit Programs................................   18
 ARTICLE VII.
    PROVISIONS GOVERNING DISTRIBUTIONS...................................  18
    A. Distributions for Claims Allowed as of the Effective Date........   18
       Distributions by the Reorganized Debtor; Distributions with
    B. Respect to Debt Securities.......................................   18
       Delivery and Distributions and Undeliverable or Unclaimed
    C. Distributions....................................................   18
    D. Distribution Record Date.........................................   18
    E. Timing and Calculation of Amounts to be Distributed..............   20
    F. Minimum Distribution.............................................   20
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    G. Setoffs............................................................   20
    H. Surrender of Canceled Instruments or Securities....................   20
    I. Lost, Stolen, Mutilated or Destroyed Debt Securities...............   20
 ARTICLE VIII.
    PROCEDURES FOR RESOLVING DISPUTED CLAIMS...............................  21
    A. Prosecution of Objections to Claims................................   21
    B. Estimation of Claims...............................................   21
    C. Payments and Distributions on Disputed Claims......................   22
 ARTICLE IX.
    CONDITIONS PRECEDENT TO CONFIRMATION AND CONSUMMATION OF THE PLAN......  22
    A. Condition Precedent to Confirmation................................   22
    B. Conditions Precedent to Consummation...............................   22
    C. Waiver of Conditions...............................................   22
    D. Effect of Non-occurrence of Conditions to Consummation.............   22
 ARTICLE X.
    RELEASE, INJUNCTIVE AND RELATED PROVISIONS.............................  23
    A. Subordination......................................................   23
    B. Limited Releases by the Debtor.....................................   23
    C. Limited Releases by Holder of Claims...............................   23
    D. Preservation of Rights of Action...................................   23
    E. Exculpation........................................................   24
    F. Injunction.........................................................   24
 ARTICLE XI.
    RETENTION OF JURISDICTION..............................................  24
 ARTICLE XII.
    MISCELLANEOUS PROVISIONS...............................................  25
    A. Dissolution of Committee(s)........................................   25
    B. Payment of Statutory Fees..........................................   25
    C. Discharge of Debtor................................................   25
    D. Modification of Plan...............................................   25
    E. Revocation of Plan.................................................   25
    F. Successors and Assigns.............................................   26
    G. Reservation of Rights..............................................   26
    H. Section 1146 Exemption.............................................   26
    I. Further Assurances.................................................   26
    J. Service of Documents...............................................   26
    K. Filing of Additional Documents.....................................   26
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                                      A-3

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                      PREPACKAGED PLAN OF REORGANIZATION
                       OF ZENITH ELECTRONICS CORPORATION
                    UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

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  Pursuant to title 11 of the United States Code, 11 U.S.C. (S)(S) 101 et seq., Zenith Electronics Corporation, debtor and debtor-in-possession in the above-captioned and numbered case, hereby respectfully proposes the following Prepackaged Plan of Reorganization under Chapter 11 of the Bankruptcy Code:

                                  ARTICLE I.

                    DEFINED TERMS, RULES OF INTERPRETATION,
                     COMPUTATION OF TIME AND GOVERNING LAW

A. Rules of Interpretation, Computation of Time and Governing Law

  1. For purposes of the Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference in the Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (c) any reference in the Plan to an existing document or exhibit Filed, or to be Filed, shall mean such document or exhibit, as it may have been or may be amended, modified or supplemented; (d) unless otherwise specified, all references in the Plan to Sections, Articles and Exhibits are references to Sections, Articles and Exhibits of or to the Plan; (e) the words "herein" and "hereto" refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form in the Plan that is not defined herein but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.

  2. In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

  3. Except to the extent that the Bankruptcy Code or Bankruptcy Rules are applicable, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of in which the Bankruptcy Court resides, without giving effect to the principles of conflict of laws thereof.

B. Defined Terms

  Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form in the Plan:

    1. "Administrative Claim" means a Claim for costs and expenses of administration under section 503(b), 507(b) or 1114(e)(2) of the Bankruptcy Code, including: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estate and operating the business of the Debtor (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses awarded or allowed under section 330(a) or 331 of the Bankruptcy Code; and (c) all fees and charges assessed against the Estate under chapter 123 of title 28 United States Code, 28 U.S.C. (S)(S) 1911-1930.

    2. "Allowed" means, with respect to any Claim, except as otherwise provided herein: (a) a Claim that has been scheduled by the Debtor in its schedule of liabilities as other than disputed, contingent or unliquidated and as to which the Debtor or other party in interest has not Filed an objection by the Effective Date; (b) a Claim that either is not a Disputed Claim or has been allowed by a Final Order; (c) a Claim that is allowed:
  (i) in any stipulation of amount and nature of Claim executed prior to the Confirmation Date and approved by the Bankruptcy Court; (ii) in any stipulation with the Debtor of amount and nature of Claim executed on or after the Confirmation Date; or (iii) in any contract, instrument, indenture or other agreement entered into or assumed in connection with the Plan; (d) a Claim relating to a rejected executory contract or unexpired lease that either (i) is not a Disputed Claim or (ii) has been allowed by a Final Order, in either case only if a proof of Claim has been Filed by the Bar Date or has otherwise been deemed timely Filed under applicable law; or
  (e) a Claim that is allowed pursuant to the terms of this Plan.

    3. "Allowed . . . Claim" means an Allowed Claim in the particular Class described.

    4. "Amended Certificate of Incorporation" means the Certificate of Incorporation of the Reorganized Debtor, as restated as described in
  Article V.D.1 of the Plan, the form of which shall be Filed on or before the Confirmation Date.

    5. "Amended Citibank Credit Agreement" means that certain Amended and Restated Credit Agreement dated June 29, 1998 among the Corporation, the Lenders designated therein, Citibank, N.A., as Issuing Bank, and Citicorp North America, Inc., as Agent for the Issuing Bank and the Lenders, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

    6. "Ballot Date" means the date stated in the Voting Instructions by which all Ballots must be received.

    7. "Ballots" mean the ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate their acceptance or rejection of the Plan in accordance with the Plan and the Voting Instructions.

    8. "Bank Lender Claims" means the Claims of the Bank Lender arising from or relating to the Bank Loan.

    9. "Bank Lender" means Credit Agricole Indosuez, Seoul Branch.

    10. "Bank Loan" means the financial accommodations provided by the Bank Lender to the Corporation, including, but not necessary limited to, pursuant to that certain Loan Agreement dated December 31, 1997 by and between the Corporation and Credit Agricole Indosuez, Seoul Branch.

    11. "Bankruptcy Code" means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.

    12. "Bankruptcy Court" means the United States District Court having jurisdiction over the Prepackaged Chapter 11 Case and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of such District Court pursuant to section 151 of title 28 of the United States Code, the bankruptcy unit of such District Court.

    13. "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure, as amended from time to time, as applicable to the Prepackaged Chapter 11 Case, promulgated under 28 U.S.C. (S) 2075 and the General, Local and Chambers Rules of the Bankruptcy Court.

    14. "Bar Date" means the Bar Date for Filing of proofs of claim with respect to executory contracts and unexpired leases which are rejected pursuant to this Plan or otherwise pursuant to section 365 of the Bankruptcy Code.


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

    15. "Beneficial Holder" means the Person or Entity holding the beneficial interest in a Claim or Equity Interest.

    16. "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)).

    17. "By-Laws" mean the By-Laws of the Reorganized Debtor, the form of which shall be Filed on or before the Confirmation Date.

    18. "Cash" means cash and cash equivalents.

    19. "Causes of Action" mean all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialities, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages or judgments.

    20. "Citibank Secured Claims" means all Claims arising from or relating to the Amended Citibank Credit Agreement.

    21. "Claim" means a claim (as defined in section 101(5) of the Bankruptcy
  Code) against the Debtor, including, but limited to: (a) any right to payment from the Debtor whether or not such right is reduced to judgment, liquidated, unliquidated, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured; or (b) any right to an equitable remedy for breach of performance if such performance gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

    22. "Claim Holder" or "Claimant" means the Holder of a Claim.

    23. "Class" means a category of Holders of Claims or Equity Interests as set forth in Article III of the Plan.

    24. "Committee" or "Committees" means a statutory official committee (or committees, if more than one) appointed in the Prepackaged Chapter 11 Case pursuant to section 1102 of the Bankruptcy Code, if any.

    25. "Common Stock" means the authorized common stock of the Corporation.

    26. "Confirmation" means the entry of the Confirmation Order, subject to all conditions specified in Article IX.A of the Plan having been (i) satisfied or (ii) waived pursuant to Article IX.C.

    27. "Confirmation Date" means the date upon which the Confirmation Order is entered by the Bankruptcy Court in its docket, within the meaning of Bankruptcy Rules 5003 and 9021.

    28. "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

    29. "Consummation" means the occurrence of the Effective Date.

    30. "Corporation" means Zenith Electronics Corporation, a Delaware corporation.

    31. "Creditor" means any Holder of a Claim.

    32. "D&O Releasees" means all officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives of the Debtor and its subsidiaries who served in such capacity on or after January 1, 1998, in each case in their capacity as such.

    33. "Debtor" means the Corporation, as debtor in the Prepackaged Chapter 11 Case.

    34. "Debtor in Possession" means the Corporation, as debtor in possession in the Prepackaged Chapter 11 Case.

    35. "Delaware General Corporation Law" means title 8 of the Delaware Code, as now in effect or hereafter amended.

    36. "Disclosure Statement" means the Disclosure Statement and Proxy Statement-Prospectus for the Solicitation of Votes for the Prepackaged Plan
  of the Corporation dated [          ], as amended, supplemented, or
  modified from time to time, describing the Plan, that is prepared and distributed in accordance with sections 1125, 1126(b) and/or 1145 of the Bankruptcy Code and Bankruptcy Rule 3018 and/or other applicable law.

    37. "Disputed" means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent; or (b) as to which the Debtor or any other party in interest have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules or is otherwise disputed by the Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.

    38. "Distribution Record Date" means the close of business on the Business Day immediately preceding the Effective Date.

    39. "Effective Date" means the date selected by the Corporation which is a Business Day after the Confirmation Date on which: (a) no stay of the Confirmation Order is in effect, and (b) all conditions specified in both
  Article IX.A and IX.B of the Plan have been (i) satisfied or (ii) waived pursuant to Article IX.C.

    40. "Entity" means an entity as defined in section 101(15) of the Bankruptcy Code.

    41. "Equity Interest" means any equity interest of the Corporation, including, but not limited to, all issued, unissued, authorized or outstanding shares or stock (including the Common Stock), together with any warrants, options or contract rights to purchase or acquire such interests at any time.

    42. "Estate" means the estate of the Debtor created by section 541 of the Bankruptcy Code upon the commencement of the Prepackaged Chapter 11 Case.

    43. "File" or "Filed" means file or filed with the Bankruptcy Court in the Prepackaged Chapter 11 Case.

    44. "Final Decree" means the decree contemplated under Bankruptcy Rule
  3022.

    45. "Final Order" means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.

    46. "General Unsecured Claim" means any Unsecured Claim that is not a Bank Lender Claim, Old Subordinated Debenture Claim, LGE Tranche A Claim or LGE Tranche B Claim. These claims include, but are not limited, to any accrued but unpaid interest on the LGE Leveraged Lease Claims and the LGE Reimbursement Claims.

    47. "Holder" means a Person or Entity holding an Equity Interest or Claim, and with respect to a vote on the Plan, means the Beneficial Holder as of the Voting Record Date or any authorized signatory who has completed and executed a Ballot or on whose behalf a Master Ballot has been completed and executed in accordance with the Voting Instructions.

    48. "Impaired Claim" means a Claim classified in an Impaired Class.

    49. "Impaired Class" means each of Classes 4, 6, 7 and 8 as set forth in
  Article III of the Plan.

    50. "Investor Releasees" means LGE and LG Semicon Co., Ltd. and their current and former parents, subsidiaries and affiliates and their respective officers, directors, employees, attorneys, financial advisors, accountants, investment bankers, agents and representatives, in each case in their capacity as such.

    51. "Leveraged Lease (Melrose Park)" means that certain Lease Agreement dated as of March 26, 1997 by and among Fleet Bank as Owner Trustee for Zenith Electronics Equipment Owner Trustee 1997-I, as Lessor, and the Corporation, as Lessee, as supplemented by that certain Lease Supplement dated April 2, 1997 by and between Fleet Bank, as Lessor, and the Corporation, as Lessee, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time, including, but not limited to, that certain Participation Agreement dated as of March 26, 1997 by and among the Corporation, as Lessee, General Foods Credit Corporation, as Owner Participant, Fleet Bank, as Owner Trustee, the Lenders designated therein, and First Security Bank, National Association, as Indenture Trustee.

    52. "Leveraged Lease (Mexico)" means that certain Lease Agreement dated as of March 26, 1997 by and among Fleet Bank as Owner Trustee for Zenith Electronics Equipment Owner Trustee 1997-II, as Lessor, and Zenith Electronics Corporation of Texas, as Lessee, as supplemented by that certain Lease Supplement dated April 2, 1997 by and between Fleet Bank, as Lessor, and Zenith Electronics Corporation of Texas, as Lessee, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time, including, but not limited to, that certain Participation Agreement dated as of March 26, 1997 by and among Zenith Electronics Corporation of Texas, as Lessee, General Foods Credit Corporation, as Owner Participant, Fleet Bank, as Owner Trustee, the Lenders designated therein, and First Security Bank, National Association, as Indenture Trustee, and, that certain Parent Guaranty dated March 26, 1997 by and among the Debtor, the Owner Trustee, and Owner Participant, the Indenture Trustee and the Lenders.

    53. "Leveraged Leases" means the Leveraged Lease (Melrose Park) and the Leveraged Lease (Mexico).

    54. "LGE" means LG Electronics Inc., a corporation organized under the laws of the Republic of Korea.

    55. "LGE Bank Guarantee" means the guarantee from LGE to the Bank Lender issued in connection with the Bank Loan.

    56. "LGE Claims" means the LGE Tranche A Claims and the LGE Tranche B Claims, to be restructured as provided in the Restructuring Agreement.

    57. "LGE Demand Loan Claims" means any and all Claims of LGE against the Debtor relating to that certain $45,000,000 Demand Note issued by the Debtor to LGE on March 31, 1998, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time.

    58. "LGE Extended Payables Claims" means any and all Claims of LGE against the Debtor arising under or relating to that certain vendor credit line extended by LGE to the Debtor pursuant to that certain Financial Support Agreement dated March 31, 1997 by and between the Debtor and LGE.

    59. "LGE Guaranty Fee Claims" means any and all Claims of LGE against the Debtor arising from or relating to any and all fees payable by the Debtor to LGE on account of LGE issuing the LGE Bank Guarantee.

    60. "LGE Leveraged Lease Claims" means any and all Claims of LGE against the Debtor relating to the Leveraged Leases, including, but not limited to, Claims relating to (a) that certain Guaranty dated as of March 26, 1997 from LGE to the parties designated therein, relating to the Leveraged Lease (Melrose Park), (b) that certain Guaranty dated as of March 26, 1997 from LGE to the parties designated therein, relating to the Leveraged Lease (Mexico), (c) those certain Guaranty Payment Agreements each dated as of July 17, 1998, by and between LGE, the Indenture Trustee, the Lenders, the Owner Participant and the Owner Trustee, as acknowledged and agreed to by the Debtor; but excluding any accrued but unpaid interest related thereto.

    61. "LGE New Credit Support" means, at the option of LGE and Debtor, either (a) a line of credit to be made available to the Debtor by LGE on or after the Effective Date, (b) a guarantee or other credit support to be provided by LGE to a third-party lender to support credit provided by such lender to the Debtor on or after the Effective Date, or (c) a combination of both (a) and (b), in all cases in an aggregate amount not to exceed $60,000,000, to be provided to the Debtor, if at all, on the terms and conditions of the Restructuring Agreement.

    62. "LGE Reimbursement Claims" means any and all claims of LGE against the Debtor arising from or relating to the Reimbursement Agreement or the LGE Bank Guarantee, other than the LGE Guaranty Fee Claims; but excluding any accrued but unpaid interest related thereto.

    63. "LGE New Restructured Senior Note" means that certain new note in a principal amount equal to the aggregate amount of the LGE Tranche A Claims minus the amount of the LGE Leveraged Lease Claims exchanged for the Reynosa Assets, bearing interest at LIBOR plus 6.5%, and maturing on November 1, 2009 to be issued to LGE on account of the LGE Tranche A Claims in Class 7, as provided in the Restructuring Agreement, the form of which shall be Filed on or before the Confirmation Date.

    64. "LGE Technical Services Fee Claims" means any and all Claims of LGE against the Debtor relating to servicing fees resulting from LGE's provision of certain technical and other related services to the Debtor in connection with the Debtor's research and development activities.

    65. "LGE Tranche A Claims" means those Claims against the Debtor held by LGE arising from or relating to (a) the LGE Leveraged Lease Claims, (b) the LGE Technical Services Fee Claims, and (c) that portion of the LGE Reimbursement Claims and the LGE Demand Loan Claims not classified as LGE Tranche B Claims.

    66. "LGE Tranche B Claims" means Claims against the Debtor equal to $200,000,000 held by LGE arising from or relating to (a) the LGE Extended Payables Claims (but not to exceed $140,000,000), (b) the LGE Reimbursement Claims (but not to exceed $50,000,000), (c) the LGE Guaranty Fee Claims, and (d) the LGE Demand Loan Claims in an amount sufficient when aggregated with the Claims described in items (a) through (c) to equal $200,000,000.

    67. "Master Ballots" mean the master ballots accompanying the Disclosure Statement upon which Holders of Impaired Claims shall indicate the acceptance or rejection of the Plan in accordance with the Voting Instructions.

    68. "New Bank Lender Note" means that certain term note issued by the Reorganized Debtor to be distributed to the Holder of Allowed Claims in Class 4, with a maturity of one year from the Effective Date, the form of which shall be Filed on or before the Confirmation Date.

    69. "New Common Stock" means the 1000 shares of Common Stock of the Reorganized Debtor, par value $0.01 per share, authorized pursuant to the Amended Certificate of Incorporation.

    70. "New Debentures" means those certain $50,000,000 of new 8.19% Debentures due November 1, 2009 issued by the Reorganized Debtor, offered to the Holders of Allowed Claims in Class 6, the form of which shall be Filed on or before the Confirmation Date.

    71. "Nominee" means any Beneficial Holder whose securities were registered or held of record in the name of his broker, dealer, commercial bank, trust company, savings and loan or other nominee.

    72. "Old Subordinated Debenture Claims" means all Claims arising from or related to the Old Subordinated Debentures or the Old Subordinated Debenture Indenture.

    73. "Old Subordinated Debentures" mean the 6 1/4% Convertible
  Subordinated Debentures due 2011, issued by the Corporation under the Old Senior Subordinated Debenture Indenture.

    74. "Old Subordinated Debenture Indenture" means the Indenture, dated as of April 1, 1986 between the Corporation and State Street Bank & Trust Company, as trustee, relating to the Old Subordinated Debentures.

    75. "Other Priority Claims" mean any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than a Priority Tax Claim or an Administrative Claim.

    76. "Other Secured Claims" mean, collectively, all Secured Claims against the Debtor held by any Person or Entity, other than Claims classified in Class 2 or Class 7.

    77. "Person" means a person as defined in section 101(41) of the Bankruptcy Code.

    78. "Petition Date" means the date on which the Debtor filed its petition for relief commencing the Prepackaged Chapter 11 Case.

    79. "Plan" or "Prepackaged Plan" means this Chapter 11 Prepackaged Plan of Reorganization, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Plan, the Bankruptcy Code and the Bankruptcy Rules.

    80. "Prepackaged Chapter 11 Case" means the case under chapter 11 of the Bankruptcy Code, commenced by the Debtor in the Bankruptcy Court.

    81. "Prepetition Committee" means that certain ad hoc committee of Holders of Old Subordinated Debentures composed of Loomis, Sayles & Company, L.P., Mariner Investment Group, and Caspian Capital Partners, L.L.P., and all attorneys, financial advisors, accountants, investment bankers, agents and representatives of such committee in such capacity.

    82. "Priority Tax Claim" means a Claim of a governmental unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

    83. "Pro Rata" means proportionately so that with respect to an Allowed Claim, the ratio of (a) (i) the amount of property distributed on account of a particular Allowed Claim to (ii) the amount of the Allowed Claim, is the same as the ratio of (b) (i) the amount of property distributed on account of all Allowed Claims of the Class in which the particular Allowed Claim is included to (ii) the amount of all Allowed Claims in that Class.

    84. "Professionals" means a Person or Entity (a) employed pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code, or
  (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

    85. "Reimbursement Agreement" means that certain Reimbursement Agreement dated as of November 3, 1997 by and between the Debtor and LGE, together with all related notes, certificates, security agreements, mortgages, pledges, indemnities, collateral assignments, undertakings, guaranties, and other instruments and documents, as each may have been amended or modified from time to time, pursuant to which the Debtor agreed to reimburse LGE for amounts paid pursuant to the LGE Bank Guarantees.

    86. "Reorganized Debtor" means the Debtor and the Debtor in Possession, or any successor thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

    87. "Restructuring Agreement" means that certain Restructuring Agreement dated as of August 7, 1998 by and between the Debtor and LGE (as amended on November 16, 1998 and as thereafter amended and supplemented from time to time), a copy of which is set forth as an exhibit to the Disclosure
  Statement.

    88. "Reynosa Assets" means that certain property, plant and equipment owned by a subsidiary or subsidiaries of the Debtor located in Reynosa, Tamaulipas, Mexico, as specifically set forth in the Restructuring Agreement.

    89. "Reynosa Purchase Agreement" means that certain agreement, dated the Effective Date, among LGE, Zenith Electronics Corporation of Texas and Partes de Television de Reynosa, pursuant to which the Reynosa Assets will be transferred to LGE or its affiliate, as specifically set forth in the Restructuring Agreement.

    90. "Schedules" mean the schedules of assets and liabilities, schedules of executory contracts, and the statement of financial affairs as the Bankruptcy Court requires the Debtor to file pursuant to section 521 of the Bankruptcy Code, the Official Bankruptcy Forms and the Bankruptcy Rules, as they may be amended and supplemented from time to time.

    91. "Secured Claim" means (a) a Claim that is secured by a lien on property in which the Estate has an interest, which lien is valid, perfected and enforceable under applicable law or by reason of a Final Order, or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder's interest in the Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code, or (b) a Claim Allowed under this Plan as a Secured Claim.

    92. "Securities Act" means the Securities Act of 1933, 15 U.S.C. sections 77a-77aa, as now in effect or hereafter amended.

    93. "Unimpaired Claim" means an unimpaired Claim within the meaning of section 1124 of the Bankruptcy Code.

    94. "Unimpaired Class" means an unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

    95. "Unsecured Claim" means any Claim against the Debtor that is not a Secured Claim, Administrative Claim, Priority Tax Claim or Other Priority Claim.

    96. "Voting Instructions" mean the instructions for voting on the Plan contained in the section of the Disclosure Statement entitled
  "SOLICITATION; VOTING PROCEDURES" and in the Ballots and the Master
  Ballots.

    97. "Voting Record Date" means [          ].

                                  ARTICLE II.

                    ADMINISTRATIVE AND PRIORITY TAX CLAIMS

A. Administrative Claims

  Subject to the provisions of section 330(a) and 331 of the Bankruptcy Code, each Holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash on the Effective Date, or upon such other terms as may be agreed upon by such Holder and the Reorganized Debtor or otherwise upon order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims representing obligations incurred in the ordinary course of business or otherwise assumed by the Debtor pursuant to the Plan will be assumed on the Effective Date and paid or performed by the Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing such obligations.

B. Priority Tax Claims

  On the Effective Date, each Holder of a Priority Tax Claim due and payable on or prior to the Effective Date shall be paid Cash in an amount equal to the amount of such Allowed Claim, or shall be paid on account of its Allowed Claim on such other terms as have been or may be agreed upon by such Holder and the Debtor. The amount of any Priority Tax Claim that is not an Allowed Claim or that is not otherwise due and payable on or prior to the Effective Date, and the rights of the Holder of such Claim, if any, to payment in respect thereof shall (i) be determined in the manner in which the amount of such Claim and the rights of the Holder of such Claim would have been resolved or adjudicated if the Prepackaged Chapter 11 Case had not been commenced, (ii) survive the Effective Date and Consummation of the Plan as if the Prepackaged Chapter 11 Case had not been commenced, and (iii) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, the Plan shall leave unaltered the legal, equitable, and contractual rights of each Holder of a Priority Tax Claim.

                                 ARTICLE III.

                         CLASSIFICATION AND TREATMENT
                   OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A. Summary

  The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest shall be deemed classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.

  The classification of Claims and Equity Interests pursuant to this Plan is as follows:

                     Class                       Status       Voting Rights
   Class 1--Other Priority Claims              Unimpaired --not entitled to vote
   Class 2--Citibank Secured Claims            Unimpaired --not entitled to vote
   Class 3--Other Secured Claims               Unimpaired --not entitled to vote
   Class 4--Bank Lender Claims                 Impaired   --entitled to vote
   Class 5--General Unsecured Claims           Unimpaired --not entitled to vote
   Class 6--Old Subordinated Debenture Claims  Impaired   --entitled to vote


   Class 7--LGE Claims:                        Impaired   --entitled to vote
       LGE Tranche A Claims
       LGE Tranche B Claims
   Class 8--Equity Interests                   Impaired   --not entitled to vote

B. Classification and Treatment

  1. Class 1--Other Priority Claims

    (a) Classification: Class 1 consists of all Other Priority Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 1 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 1 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

      (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

      (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor, or
    (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

      (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Class 1 Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

    (c) Voting: Class 1 is not impaired and the Holders of Class 1 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 1 are not entitled to vote to accept or reject the Plan.

  2. Class 2--Citibank Secured Claims

    (a) Classification: Class 2 consists of the Citibank Secured Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 2 Claims are unaltered by the Plan. On the Effective Date, unless the Holder of such Claim and the Debtor agree to a different treatment, at the election of the Debtor, the Allowed Class 2 Claims (i) will be paid in full in Cash by the Reorganized Debtor or (ii) will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

    (c) Voting: Class 2 is not impaired and the Holders of Class 2 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 2 are not entitled to vote to accept or reject the Plan.

  3. Class 3--Other Secured Claims

    (a) Classification: Class 3 consists of the Other Secured Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 3 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 3 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

      (i) the legal, equitable and contractual rights to which such Claim entitles the Holder thereof shall be unaltered by the Plan;

      (ii) the Debtor shall surrender all collateral securing such Claim to the Holder thereof, without representation or warranty by or recourse against the Debtor or the Reorganized Debtor; or

      (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Class 3 Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

    (c) Voting: Class 3 is not impaired and the Holders of Class 3 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 3 are not entitled to vote to accept or reject the Plan.

  4. Class 4--Bank Lender Claims

    (a) Classification: Class 4 consists of the Claims of the Holder of Bank Lender Claims.

    (b) Treatment: On the Effective Date, unless the Holder of such Claims and the Debtor agree to a different treatment, the Holder of the Bank Lender Claims shall receive the New Bank Lender Note in full satisfaction of its Claims.

    (c) Voting: Class 4 is impaired and the Holder of Allowed Class 4 Claims is entitled to vote to accept or reject the Plan.

  5. Class 5--General Unsecured Claims

    (a) Classification: Class 5 consists of the Claims of Holders of General Unsecured Claims.

    (b) Treatment: The legal, equitable and contractual rights of the Holders of Class 5 Claims are unaltered by the Plan. Unless the Holder of such Claim and the Debtor agree to a different treatment, each Holder of an Allowed Class 5 Claim shall receive one of the following alternative treatments, at the election of the Debtor:

      (i) to the extent then due and owing on the Effective Date, such Claim will be paid in full in Cash by the Reorganized Debtor;

      (ii) to the extent not due and owing on the Effective Date, such Claim (A) will be paid in full in Cash by the Reorganized Debtor, or
    (B) will be paid in full in Cash by the Reorganized Debtor when and as such Claim becomes due and owing in the ordinary course of business; or

      (iii) such Claim will be otherwise treated in any other manner so that such Claims shall otherwise be rendered unimpaired pursuant to section 1124 of the Bankruptcy Code.

  Any default with respect to any Class 5 Claim that existed immediately prior to the filing of the Prepackaged Chapter 11 Case shall be deemed cured upon the Effective Date.

    (c) Voting: Class 5 is not impaired and the Holders of Class 5 Claims are conclusively deemed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, the Holders of Claims in Class 5 are not entitled to vote to accept or reject the Plan.

  6. Class 6--Old Subordinated Debenture Claims

    (a) Classification: Class 6 consists of the Claims of Holders of Old Subordinated Debentures.

    (b) Treatment: If Class 6 accepts the Plan, on or as soon as practicable after the Effective Date, each Holder of an Allowed Old Subordinated Debenture Claim shall receive, in full and final satisfaction of such Claim, a pro rata distribution of the New Debentures; provided, however, if Class 6 rejects the Plan, the Holders of Old Subordinated Debentures will not receive or retain any property on account of their Old Subordinated Debentures.

    (c) Voting: Class 6 is impaired and the Holders of Allowed Class 6 Claims are entitled to vote to accept or reject the Plan.

  7. Class 7--LGE Claims

    (a) Classification: Class 7 consists of the LGE Claims (but excluding any other Claim or any Equity Interests held by LGE).

    (b) Treatment:

      (i) LGE Tranche A Claims--On the Effective Date, or as soon thereafter as practicable, LGE shall receive (A) the LGE New Restructured Senior Note, and (B) the Reynosa Assets, in full and complete satisfaction of the Allowed LGE Tranche A Claims. In connection with the delivery of the Reynosa Assets, on or before the Effective Date, the Reorganized Debtor shall cause its subsidiaries, Zenith Electronics Corporation of Texas and Partes de Television de Reynosa, to enter into the Reynosa Purchase Agreement.

      (ii) LGE Tranche B Claims-On the Effective Date, or as soon thereafter as practicable, LGE shall receive 100% of the New Common Stock, in full and complete satisfaction of the Allowed LGE Tranche B Claims.

    (c) Voting: Class 7 is impaired and the Holder of the Allowed Class 7 Claims is entitled to vote to accept or reject the Plan.

  8. Class 8--Equity Interests

    (a) Classification: Class 8 consists of all Equity Interests.

    (b) Treatment: On the Effective Date, the Holders of Equity Interests shall neither receive any distributions nor retain any property under the Plan. All Common Stock issued before the Petition Date will be canceled.

    (c) Voting: Class 8 is impaired, but because no distributions will be made to Holders of Class 8 Equity Interests nor will such Holders retain any property, such Holders are deemed to reject the Plan pursuant to section 1126(g) of the Bankruptcy Code. Class 8 is not entitled to vote to accept or reject the Plan.

  C. Special Provision Governing Unimpaired Claims

  Except as otherwise provided in the Plan, including as provided in Article X, nothing under the Plan shall affect the Debtor's or the Reorganized Debtor's rights in respect of any Unimpaired Claims, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against such Unimpaired Claims.

                                  ARTICLE IV.

                      ACCEPTANCE OR REJECTION OF THE PLAN

A. Voting Classes

  Each Holder of an Allowed Claim in Classes 4, 6, and 7 shall be entitled to vote to accept or reject the Plan.

B. Acceptance by Impaired Classes

  An Impaired Class of Claims shall have accepted the Plan if (a) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (b) the Holders (other than any Holder designated under section 1126(e) of the Bankruptcy Code) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.

C. Presumed Acceptance of Plan

  Classes 1, 2, 3, and 5 are unimpaired under the Plan, and, therefore, conclusively are presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

D. Presumed Rejection of Plan

  Class 8 is impaired and shall receive no distributions, and, therefore, is presumed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

E. Non-Consensual Confirmation

  The Debtor will seek Confirmation of the Plan under section 1129(b) of the Bankruptcy Code, to the extent applicable, in view of the deemed rejection by Class 8. In the event that any Impaired Class of Claims shall fail to accept the Plan in accordance with section 1129(a)(8) of the Bankruptcy Code, the Debtor reserves the right (a) to request that the Bankruptcy Court confirm the Plan in accordance with section 1129(b) of the Bankruptcy Code and/or (b) to modify the Plan in accordance with Article XII.D of the Plan. In addition, as set forth in Article III.B.6(b), if Class 6 rejects the Plan, the Holders of Old Subordinated Debentures will not receive or retain any property on account of their Old Subordinated Debentures.

                                   ARTICLE V.

                      MEANS FOR IMPLEMENTATION OF THE PLAN

A. Continued Corporate Existence and Vesting of Assets in the Reorganized
Debtor

  The Debtor shall, as a Reorganized Debtor, continue to exist after the Effective Date as a separate corporate entity, with all the powers of a corporation under the laws of the State of Delaware and without prejudice to any right to alter or terminate such existence (whether by merger or otherwise) under such applicable state law. Except as otherwise provided in the Plan, the Restructuring Agreement, the LGE New Restructured Senior Note, the New Debentures, or any agreement, instrument or indenture relating thereto, on or after the Effective Date, all property of the Estate, and any property acquired by the Debtor or the Reorganized Debtor under the Plan, shall vest in the Reorganized Debtor, free and clear of all Claims, liens, charges, or other encumbrances and Equity Interests. On and after the Effective Date, the Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims or Equity Interests, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. In accordance with section 1109(b) of the Bankruptcy Code, nothing in this Article V shall preclude any party in interest from appearing and being heard on any issue in the Prepackaged Chapter 11 Case.

B. Cancellation of Notes, Instruments, Debentures, Common Stock and Stock
Options

  On the Effective Date, except to the extent provided otherwise in the Plan,
(i) all notes, instruments, certificates, and other documents evidencing the Citibank Secured Claims, LGE Claims, Other Secured Claims, and Bank Lender Claims, (ii) the Old Subordinated Debentures, and (iii) all Equity Interests, including all Common Stock, shall be canceled and deemed terminated. On the Effective Date, except to the extent provided otherwise in the Plan, any indenture relating to any of the foregoing, including, without limitation, the Old Subordinated Debenture Indenture, shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code.

C. Issuance of New Securities; Execution of Related Documents

  On the Effective Date, the Reorganized Debtor shall issue all securities, notes instruments, certificates, and other documents required to be issued pursuant to the Plan, including, without limitation, the LGE New Restructured Senior Note, the New Bank Lender Note, the New Debentures, and the New Common Stock, each of which shall be distributed as provided in the Plan. The Reorganized Debtor shall execute and deliver such other agreements, documents and instruments as are required to be executed pursuant to the terms of the Plan or the Restructuring Agreement.

D. Corporate Governance, Directors and Officers, and Corporate Action

  1. Amended Certificate of Incorporation

  On the Effective Date, the Reorganized Debtor will file its Amended Certificate of Incorporation with the Secretary of the State of Delaware in accordance with sections 102 and 103 of the Delaware General Corporation Law. The Amended Certificate of Incorporation will, among other things, prohibit the issuance of nonvoting equity securities to the extent required by section 1123(a) of the Bankruptcy Code, change the number of authorized shares of New Common Stock to 1,000, change the par value of the New Common Stock to $0.01 and eliminate the authorization of preferred stock. After the Effective Date, the Reorganized Debtor may amend and restate its Amended Certificate of Incorporation and other constituent documents as permitted by the Delaware General Corporation Law.

  2. Directors and Officers of the Reorganized Debtor

  Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial officers of the Reorganized Debtor shall be the officers of the Debtor immediately prior to the Effective Date. On the Effective Date, LGE will be the sole shareholder of the Reorganized Debtor, and will have the right to determine the composition of the board of directors of the Reorganized Debtor. Pursuant to section 1129(a)(5), the Debtor will disclose, on or prior to the Confirmation Date, identity and affiliations of any Person proposed to serve on the initial board of directors of the Reorganized Debtor, and, to the extent such Person is an Insider, the nature of any compensation for such Person. The classification and composition of the board of directors shall be consistent with the Amended Certificate of Incorporation. Each such director and officer shall serve from and after the Effective Date pursuant to the terms of the Amended Certificate of Incorporation, other constituent documents and the Delaware General Corporation Law.

  3. Corporate Action

  On the Effective Date, the adoption of the Amended Certificate of Incorporation or similar constituent documents, the amendment of the By-laws, the selection of directors and officers for the Reorganized Debtor, and all actions contemplated by the Plan and the Restructuring Agreement shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan and the Restructuring Agreement involving the corporate structure of the Debtor or the Reorganized Debtor, and any corporate action required by the Debtor or the Reorganized Debtor in connection with the Plan, shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders or directors of the Debtor or the Reorganized Debtor. On the Effective Date, the appropriate officers of the Reorganized Debtor and members of the board of directors of the Reorganized Debtor are authorized and directed to issue, execute and deliver the agreements, documents, securities and instruments contemplated by the Plan in the name of and on behalf of the Reorganized Debtor.

E. LGE New Credit Support

  On or after the Effective Date, pursuant to the terms and conditions of the Restructuring Agreement, LGE will provide the Debtor with the LGE New Credit Support.

F. Sources of Cash for Plan Distribution

  All Cash necessary for the Reorganized Debtor to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtor or Reorganized Debtor, or post-confirmation borrowing under other available facilities of the Debtor or Reorganized Debtor, including, without limitation, to the extent available, the LGE New Credit Support. The Reorganized Debtor may also make such payments using Cash received from its subsidiaries through the Reorganized Debtor's consolidated cash management system and from advances or dividends from such subsidiaries in the ordinary course.

                                  ARTICLE VI.

                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

A. Assumption of Executory Contracts and Unexpired Leases

  Immediately prior to the Effective Date, all executory contracts or unexpired leases of the Reorganized Debtor will be deemed assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code except those executory contracts and unexpired leases that
(1) have been rejected by order of the Bankruptcy Court, (2) are the subject of a motion to reject pending on the Effective Date, (3) are identified on a list to be filed with the Bankruptcy Court on or before the Confirmation Date, as to be rejected, or (4) are rejected pursuant to the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.

  Notwithstanding anything to the contrary contained herein, on the Effective Date, the Leveraged Leases shall be deemed rejected pursuant to section 365(a) of the Bankruptcy Code. Any Claim arising from such rejection, including, but not limited to, those Claims arising under section 502 of the Bankruptcy Code, shall be part of and are included in the LGE Leveraged Lease Claims. Other than on account of the LGE Leveraged Lease Claims, LGE shall not receive any property or distribution arising from or related to such rejection. Except as provided in the Restructuring Agreement, on the Effective Date, all property that is the subject of the Leveraged Leases shall be vested in the Reorganized Debtor free and clear of all liens, claims and encumbrances.

B. Claims Based on Rejection of Executory Contracts or Unexpired Leases

  All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, if any, must be Filed with the Bankruptcy Court within sixty (60) days after the date of entry of an order of the Bankruptcy Court approving such rejection. Any Claims arising from the rejection of an executory contract or unexpired lease not Filed within such times will be forever barred from assertion against the Debtor or Reorganized Debtor, its estate and property unless otherwise ordered by the Bankruptcy Court or provided in this Plan, all such Claims for which proofs of claim are required to be Filed will be, and will be treated as, General Unsecured Claims subject to the provisions of Article VIII hereof.

C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed

  Any monetary amounts by which each executory contract and unexpired lease to be assumed pursuant to the Plan is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such executory contracts or unexpired leases may otherwise agree. In the event of a dispute regarding: (1) the amount of any cure payments, (2) the ability of the Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (3) any other matter pertaining to assumption, the cure payments required by section 365(b)(1) of the Bankruptcy Code shall be made following the entry of a Final Order resolving the dispute and approving the assumption.

D. Indemnification of Directors, Officers and Employees

  The obligations of the Debtor to indemnify any Person or Entity serving at any time on or prior to the Effective Date as one of its directors, officers or employees by reason of such Person's or Entity's service in such capacity, or as a director, officer or employee of any other corporation or legal entity, to the extent provided in the Debtor's constituent documents or by a written agreement with the Debtor or the Delaware General Corporation Law, shall be deemed and treated as executory contracts that are assumed by the Debtor pursuant to the Plan and section 365 of the Bankruptcy Code as of the Effective Date. Accordingly, such indemnification obligations shall be treated as General Unsecured Claims, and shall survive unimpaired and unaffected by entry of the Confirmation Order, irrespective of whether such indemnification is owed for an act or event occurring before or after the Petition Date.

E. Compensation and Benefit Programs

  Except as otherwise expressly provided hereunder, all employment and severance policies, and all compensation and benefit plans, policies, and programs of the Debtor applicable to its employees, retirees and non-employee directors and the employees and retirees of its subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit plans, incentive plans, and life, accidental death, and dismemberment insurance plans are treated as executory contracts under the Plan and on the Effective Date will be assumed pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code.

                                  ARTICLE VII.

                       PROVISIONS GOVERNING DISTRIBUTIONS

A. Distributions for Claims Allowed as of the Effective Date

  1. Except as otherwise provided in this Article VII or as may be ordered by the Bankruptcy Court, distributions to be made on the Effective Date on account of Claims that are allowed as of the Effective Date and are entitled to receive distributions under the Plan shall be made on the Effective Date. Distributions on account of Claims that become Allowed Claims after the Effective Date shall be made pursuant to Articles VII.C and VIII.C below.

  2. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the LGE New Restructured Senior Note, the New Bank Lender Note, the New Debentures, and the New Common Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated, authenticated or distributed; provided, however, that the Reorganized Debtor shall withhold any actual payment until such distribution is made and no interest shall accrue or otherwise be payable on any such withheld amounts.

B. Distributions by the Reorganized Debtor; Distributions with Respect to Debt Securities

  The Reorganized Debtor shall make all distributions required under the Plan. Notwithstanding the provisions of Article V.B above regarding the cancellation of the Old Subordinated Debenture Indenture, the Old Subordinated Debenture Indenture shall continue in effect to the extent necessary to allow the Reorganized Debtor to receive and make distributions pursuant to the Plan on account of the Old Subordinated Debentures. Each indenture trustee providing services related to distributions to the Holders of Allowed Old Subordinated Debenture Claims shall receive, from the Reorganized Debtor, with such approval as the Bankruptcy Court may require, reasonable compensation for such services and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services. These payments shall be made on terms agreed to with the Reorganized Debtor.

C. Delivery and Distributions and Undeliverable or Unclaimed Distributions

  1 Delivery of Distributions in General

  Distributions to Holders of Allowed Claims shall be made at the address of the Holder of such Claim as indicated on records of the Debtor. Except as otherwise provided by the Plan or the Bankruptcy Code with respect to undeliverable distributions, distributions to Holders of Citibank Secured Claims, LGE Claims, Bank Lender Claims, and Old Subordinated Debenture Claims shall be made in accordance with the provisions of the applicable indenture, participation agreement, loan agreement or analogous instrument or agreement, and distributions will be made to Holders of record as of the Distribution Record Date.

  2.  Undeliverable Distributions

  (a) Holding of Undeliverable Distributions. If any Allowed Claim Holder's distribution is returned to Reorganized Debtor as undeliverable, no further distributions shall be made to such Holder unless and until the Reorganized Debtor is notified in writing of such Holder's then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtor pursuant to this Article VII.C until such time as a distribution becomes deliverable. Undeliverable cash (including interest and maturities on the New Debentures) shall not be entitled to any interest, dividends or other accruals of any kind.

  (b) After Distributions Become Deliverable. Within 20 days after the end of each calendar quarter following the Effective Date, the Reorganized Debtor shall make all distributions that become deliverable during the preceding calendar quarter.

  (c) Failure to Claim Undeliverable Distributions. The Company will file with the Bankruptcy Court, from time to time, a listing of the Holders of unclaimed distributions. This list will be maintained until the entry of an order and/or final decree concluding the Prepackaged Chapter 11 Case. Any Holder of an Allowed Claim that does not assert a Claim pursuant to the Plan for an undeliverable distribution within five years after the Effective Date shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtor, free of any restrictions thereon; and (ii) any New Debentures held for distribution on account of such Claims shall be canceled and of no further force or effect. Nothing contained in the Plan shall require the Reorganized Debtor to attempt to locate any Holder of an Allowed Claim.

  (d) Compliance with Tax Requirements. In connection with the Plan, to the extent applicable, the Reorganized Debtor shall comply with all tax withholding and reporting requirements imposed on it by any governmental unit, and all distributions pursuant to the Plan shall be subject to such withholding and reporting requirements.

D. Distribution Record Date

  As of the close of business on the Distribution Record Date, the transfer register for the Old Subordinated Debentures as maintained by the Debtor, the trustee of the Old Subordinated Debenture Indenture, or their respective agents, shall be closed and the transfer of Old Subordinated Debentures, or any interest therein, will be prohibited. Moreover, the Reorganized Debtor shall have no obligation to recognize the transfer of any Old Subordinated Debentures occurring after the Distribution Record Date, and shall be entitled for all purposes herein to recognize and deal only with those Holders of record as of the close of business on the Distribution Record Date.

E. Timing and Calculation of Amounts to be Distributed

  On the Effective Date, each Holder of an Allowed Claim against the Debtor shall receive the full amount of the distributions that the Plan provides for Allowed Claims in the applicable Class. Beginning on the date that is 20 calendar days after the end of the calendar quarter following the Effective Date and 20 calendar days after the end of each calendar quarter thereafter, distributions shall also be made, pursuant to Article VIII.C below, to Holders of Disputed Claims in any such Class whose Claims were allowed during the preceding calendar quarter. Such quarterly distributions shall also be in the full amount that the Plan provides for Allowed Claims in the applicable Class.

F. Minimum Distribution

  The New Debentures will be issued in denominations of $1,000 and integral multiples thereof. No New Debenture will be issued in a denomination of less than $1,000. In the event a Holder of an Allowed Class 6 Claim is entitled to distribution of New Debentures that is not an integral multiple of $1,000, such distribution shall be aggregated by the Company (or its agent), and as soon as practicable after the Effective Date, such interests shall be sold by the Company (or its agent) in a commercially reasonable manner and, upon the completion of such sale, the net proceeds thereof shall be distributed (without interest) pro rata to the Holders of Allowed Class 6 Claims based upon the fraction of New Debentures each such Holder would have been entitled to receive or deemed to hold had the Company issued New Debentures in integral multiples smaller than $1,000, such distribution being in lieu of any other distribution thereon.

G. Setoffs

  The Reorganized Debtor may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant to the Plan on account of such Claim (before any distribution is made on account of such Claim), the claims, rights and causes of action of any nature that the Debtor or Reorganized Debtor may hold against the Holder of such Allowed Claim; provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor or Reorganized Debtor of any such claims, rights and causes of action that the Debtor or Reorganized Debtor may possess against such Holder.

H. Surrender of Canceled Instruments or Securities

  As a condition precedent to receiving any distribution pursuant to the Plan on account of an Allowed Claim evidenced by the instruments, securities or other documentation canceled pursuant to Article V.B above, the Holder of such Claim shall tender the applicable instruments, securities or other documentation evidencing such Claim to the Reorganized Debtor. Any New Bank Lender Note, New Debentures or New Common Stock to be distributed pursuant to the Plan on account of any such Claim shall, pending such surrender, be treated as an undeliverable distribution pursuant to Article VII.C above.

  1. Notes and Debentures

  Each Holder of an Old Subordinated Debenture Claim shall tender its Old Subordinated Debenture relating to such Claim to the Reorganized Debtor in accordance with written instructions to be provided to such Holders by the Reorganized Debtor as promptly as practicable following the Effective Date. Such instructions shall specify that delivery of such Old Subordinated Debenture will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Old Subordinated Debentures with a letter of transmittal in accordance with such instructions. All surrendered Old Subordinated Debentures shall be marked as canceled.

  2. Failure to Surrender Canceled Instruments

  Any Holder of Old Subordinated Debentures that fails to surrender or is deemed to have failed to surrender the applicable Old Subordinated Debentures required to be tendered hereunder within five years after the Effective Date shall have its Claim for a distribution pursuant to the Plan on account of such Old Subordinated Debenture discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtor or its respective property. In such cases, any New Debentures held for distribution on account of such Claim shall be disposed of pursuant to the provisions set forth above in
Article VII.C.

I. Lost, Stolen, Mutilated or Destroyed Debt Securities

  In addition to any requirements under the Old Subordinated Debenture Indenture, or any related agreement, any Holder of a Claim evidenced by an Old Subordinated Debenture that has been lost, stolen, mutilated or destroyed shall, in lieu of surrendering such Old Subordinated Debenture, deliver to the Reorganized Debtor: (1) evidence satisfactory to the Reorganized Debtor of the loss, theft, mutilation or destruction; and (2) such security or indemnity as may be required by the Reorganized Debtor to hold the Reorganized Debtor harmless from any damages, liabilities or costs incurred in treating such individual as a Holder of an Allowed Claim. Upon compliance with this Article VII.I by a Holder of a Claim evidenced by an Old Subordinated Debenture, such Holder shall, for all purposes under the Plan, be deemed to have surrendered such note or debenture.

                                 ARTICLE VIII.

                    PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A. Prosecution of Objections to Claims

  After the Confirmation Date, the Debtor and the Reorganized Debtor shall have the exclusive authority to File objections, settle, compromise, withdraw or litigate to judgment objections to Claims. From and after the Confirmation Date, the Debtor and the Reorganized Debtor may settle or compromise any Disputed Claim without approval of the Bankruptcy Court.

B. Estimation of Claims

  The Debtor or the Reorganized Debtor may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtor or the Reorganized Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtor or Reorganized Debtor may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

C. Payments and Distributions on Disputed Claims

  Notwithstanding any provision in the Plan to the contrary, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of such disputes by settlement or Final Order. Subject to the provisions of this Article VIII.C, as soon as practicable after a Disputed Claim becomes an Allowed Claim, the Holder of such Allowed Claim will receive all payments and distributions to which such Holder is then entitled under the Plan. Notwithstanding the foregoing, any Person or Entity who holds both an Allowed Claim(s) and a Disputed Claim(s) will receive the appropriate payment or distribution on the Allowed Claim(s), although, except as otherwise agreed by the Reorganized Debtor in its sole discretion, no payment or distribution will be made on the Disputed Claim(s) until such dispute is resolved by settlement or Final Order.

                                  ARTICLE IX.

                     CONDITIONS PRECEDENT TO CONFIRMATION
                         AND CONSUMMATION OF THE PLAN

A. Condition Precedent to Confirmation

  It shall be a condition to Confirmation of the Plan that the following condition shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan: approval of all provisions, terms and conditions of the Prepackaged Plan in the Confirmation Order.

B. Conditions Precedent to Consummation

  It shall be a condition to Consummation of the Plan that the following conditions shall have been satisfied or waived pursuant to the provisions of
Article IX.C of the Plan:

    1. the Confirmation Order shall have been signed by the Bankruptcy Court and duly entered on the docket for the Prepackaged Chapter 11 Case by the Clerk of the Bankruptcy Court in form and substance acceptable to the Debtor;

    2. the Confirmation Order shall be a Final Order;

    3. a revolving credit facility and letter of credit subfacility shall be available to the Debtor in an amount not less than $150 million and on such terms and conditions as set forth in the Restructuring Agreement;

    4. all conditions precedent to the "Closing," as defined in the Restructuring Agreement, shall have been satisfied or waived pursuant to the terms thereof; and

    5. no more than 5% of the Holders of Claims in Class 6 shall have marked
  Item 5 of the Ballot so as not to consent to Article X.C. of the Plan.

C. Waiver of Conditions

  Other than the condition precedent to Consummation set forth in Article IX.B.3, IX.B.4 and IX. B.5, which may not be waived without the consent of LGE, the Debtor, in its sole discretion, may waive any of the conditions to Confirmation of the Plan and/or to Consummation of the Plan set forth in Articles IX.A and IX.B of the Plan at any time, without notice, without leave or order of the Bankruptcy Court, and without any formal action other than proceeding to confirm and/or consummate the Plan.

D. Effect of Non-occurrence of Conditions to Consummation

  If the Confirmation Order is vacated, the Plan shall be null and void in all respects and nothing contained in the Plan or the Disclosure Statement shall:
(1) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtor; (2) prejudice in any manner the rights of the Debtor, or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtor in any respects.

                                  ARTICLE X.

                  RELEASE, INJUNCTIVE AND RELATED PROVISIONS

A. Subordination

  The classification and manner of satisfying all Claims and Equity Interests and the respective distributions and treatments under the Plan take into account and/or conform to the relative priority and rights of the Claims and Equity Interests in each Class in connection with any contractual, legal and equitable subordination rights relating thereto whether arising under general principles of equitable subordination, section 510(b) of the Bankruptcy Code or otherwise, and any and all such rights are settled, compromised and released pursuant to the Plan. The Confirmation Order shall permanently enjoin, effective as of the Effective Date, all Persons and Entities from enforcing or attempting to enforce any such contractual, legal and equitable subordination rights satisfied, compromised and settled pursuant to this
Article X.A.

B. Limited Releases by the Debtor

  Except as otherwise specifically provided in the Plan, for good and valuable consideration, including, but not limited to, the commitment and obligation of the Investor Releasees to provide the financial support necessary for consummation of the Plan, including the financial accommodations reflected in the LGE New Credit Support, the obligations and undertakings of the Investor Releasees set forth in the Restructuring Agreement, including LGE's agreement to the treatment of its Claims and Equity Interests as provided in the Plan, and the service of the D&O Releasees to facilitate the expeditious reorganization of the Debtor and the implementation of the restructuring contemplated by the Plan, the Investor Releasees, the D&O Releasees and the Prepetition Committee are released by the Debtor and the Reorganized Debtor and its subsidiaries from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that the Debtor or its subsidiaries would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Person or Entity, based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, except in the case of the D&O Releasees, for claims or liabilities (i) in respect of any loan, advance or similar payment by the Debtor or its subsidiaries to any such Person, or (ii) in respect of any contractual obligation owed by such Person to the Debtor or its subsidiaries.

C. Limited Releases by Holder of Claims

  On and after the Effective Date, each Holder of a Claim (i) who has accepted the Plan, (ii) whose Claim is in a Class that has accepted or is deemed to have accepted the Plan pursuant to section 1126 of the Bankruptcy Code, or
(iii) who is entitled to receive a distribution of property under the Plan, other than the Holder of a Claim in Class 6 who signs and returns a timely Ballot and marks Item 5 of the Ballot, shall be deemed to have unconditionally released the Investor Releasees, the D&O Releasees and the Prepetition Committee from any and all claims (as defined in section 101(5) of the Bankruptcy Code), obligations, rights, suits, damages, causes of action, remedies and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that such Person or Entity would have been legally entitled to assert (whether individually or collectively), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date in any way relating or pertaining to (x) the Debtor or the Reorganized Debtor, (y) the Debtor's Prepackaged Chapter 11 Case, or
(z) the negotiation, formulation and preparation of the Plan, the Restructuring Agreement or any related agreements, instruments or other documents.

D. Preservation of Rights of Action

  Except as otherwise provided in the Plan or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with section 1123(b) of the Bankruptcy Code, the Reorganized Debtor shall retain and may exclusively enforce any claims, rights and Causes of Action that the Debtor or Estate may hold against any Person or Entity. The Reorganized Debtor may pursue such retained claims, rights or causes of action, as appropriate, in accordance with the best interests of the Reorganized Debtor. On the Effective Date, the Reorganized Debtor shall be deemed to waive and release any claims, rights or Causes of Action arising under sections 544, 547, 548, 549 and 550 of the Bankruptcy Code held by the Reorganized Debtor against any Person or Entity.

E. Exculpation

  The Debtor, the Reorganized Debtor, the Investor Releasees, the D&O Releasees, and the Prepetition Committee and the Committee(s) and their respective members and Professionals (acting in such capacity) shall neither have nor incur any liability to any Person or Entity for any act taken or omitted to be taken in connection with or related to the formulation, preparation, dissemination, implementation, administration, Confirmation or Consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, including the Restructuring Agreement, or any other act taken or omitted to be taken in connection with the Debtor's Prepackaged Chapter 11 Case; provided, however, that the foregoing provisions of this
Article X.E shall have no effect on the liability of any Person or Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct.

F. Injunction

  From and after the Effective Date, all Persons and Entities are permanently enjoined from commencing or continuing in any manner, any suit, action or other proceeding, on account of or respecting any claim, obligation, debt, right, Cause of Action, remedy or liability released or to be released pursuant to this Article X.

                                  ARTICLE XI.

                           RETENTION OF JURISDICTION

  Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall retain such jurisdiction over the Prepackaged Chapter 11 Case after the Effective Date as legally permissible, including jurisdiction to:

    A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims;

    B. Grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;

    C. Resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to the amendment after the Effective Date pursuant to Article VI above to add any executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be rejected;

    D. Ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan, including ruling on any motion Filed pursuant to Article VII;

    E. Decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving the Debtor that may be pending on the Effective Date;

    F. Enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

    G. Resolve any cases, controversies, suits or disputes that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Person's or Entity's obligations incurred in connection with the Plan;

    H. Issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Person or Entity with Consummation or enforcement of the Plan, except as otherwise provided herein;

    I. Resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunction and other provisions;

    J. Enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

    K. Determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement; and

    L. Enter an order and/or final decree concluding the Prepackaged Chapter 11 Case.

                                 ARTICLE XII.

                           MISCELLANEOUS PROVISIONS

A. Dissolution of Committee(s)

  On the Effective Date, the Committee(s) shall dissolve and members shall be released and discharged from all rights and duties arising from, or related to, the Prepackaged Chapter 11 Case.

B. Payment of Statutory Fees

  All fees payable pursuant to section 1930 of title 28 of the United States Code, as determined by the Bankruptcy Court at the hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid on or before the Effective Date.

C. Discharge of Debtor

  Except as otherwise provided herein or in the LGE New Restructured Senior Note, the New Bank Lender Note or the New Debentures, (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests therein, shall be in exchange for and in complete satisfaction, discharge and release of Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtor and the Debtor in Possession, or any of its assets or properties, (2) on the Effective Date, all such Claims against, and Equity Interests in the Debtor shall be satisfied, discharged and released in full and (3) all Persons and Entities shall be precluded from asserting against the Reorganized Debtor, its successors or its assets or properties any other or further Claims or Equity Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date.

D. Modification of Plan

  Subject to the limitations contained herein, (1) the Debtor reserves the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order and (2) after the entry of the Confirmation Order, the Debtor or the Reorganized Debtor, as the case may be, may, upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code, or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan.

E. Revocation of Plan

  The Debtor reserves the right, at any time prior to the entry of the Confirmation Order, to revoke and withdraw the Plan.

F. Successors and Assigns

  The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign of such Person or Entity.

G. Reservation of Rights

  Except as expressly set forth herein, this Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order. None of the filing of this Plan, any statement or provision contained herein, or the taking of any action by the Debtor with respect to this Plan shall be or shall be deemed to be an admission or waiver of any rights of the Debtor with respect to the Holders of Claims or Equity Interests prior to the Effective Date.

H. Section 1146 Exemption

  Pursuant to section 1146(c) of the Bankruptcy Code, the issuance, transfer, or exchange of any security under the Plan, or the making or delivery of an instrument of transfer under this Plan, may not be taxed under any law imposing a stamp tax or similar tax.

I. Further Assurances

  The Debtor, the Reorganized Debtor, LGE and all Holders of Claims receiving distributions under the Plan and all other parties in interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan.

J. Service of Documents

  Any pleading, notice or other document required by the Plan to be served on or delivered to the Reorganized Debtor shall be sent by first class U.S. mail, postage prepaid to:

      Zenith Electronics Corporation
      1000 Milwaukee Avenue
      Glenview, Illinois 60025-2493
      Attn: General Counsel

    with copies to:

      Kirkland & Ellis
      200 E. Randolph Drive
      Chicago, Illinois 60601
      Attn: James H.M. Sprayregen, Esq.

K. Filing of Additional Documents

  On or before the Effective Date, the Debtor may file with the Bankruptcy Court such agreements and other documents as may be necessary or appropriate to effectuate and further evidence the terms and conditions of the Plan.

                                          Respectfully Submitted,

                                          Zenith Electronics Corporation

                                          By: _________________________________
                                            Name:
                                            Title: